China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

China Housing Announces
Second Quarter 2009 Financial Results

Xi’an, China – August 12, 2009 -- China Housing & Land Development, Inc., (“China Housing” or the “Company”, NASDAQ: CHLN) today announced its unaudited financial results for the second quarter ended June 30, 2009.

Highlights for the Second Quarter 2009:

•	Total revenues increased 71.2% to US$22.6 million compared to US$13.2 million in the second quarter of 2008, and increased 63.3% sequentially from $13.8 million in the first quarter of 2009.

•	Total gross floor area (“GFA”) sales were 31,141 sq. meters compared to 19,920 sq. meters in the second quarter of 2008 and 20,922 sq. meters in the first quarter of 2009.

•	SG&A expenses as a percent of total revenue declined by approximately 210 basis points to 8.6% compared to 10.7% in the second quarter of 2008.

•	Operating income increased 989% to $5.1 million compared to $470,000 in the second quarter of 2008 and increased 76.5% compared to $2.9 million in the first quarter of 2009.

•
Net loss was (US$10.0 million) compared to a net income of US$1.1 million in the second quarter of 2008 and net income of $1.9 million in the first quarter of 2009.  Net loss was primarily due to a $13.1 million non-cash charge associated with the revaluation of derivatives and warrants.  Excluding the charge, non-GAAP net income would have been $3.0 million.

•
Diluted net loss per share attributable to ordinary shareholders was (US$0.32) compared to diluted earnings per share of US$0.03 in the second quarter of 2008 and diluted earnings per share of $0.06 in the first quarter of 2009. Excluding the non-cash charge, earnings per share would have been $0.10 per share.

“We are pleased with our results for the second quarter, in which our revenues grew sequentially by 63.3% to $22.6 million.  We are seeing stabilization in the Chinese housing market and believe we are well positioned to benefit from Government policies such as the ‘Go West’ policy to encourage migration into western cities, as well as government stimulus policies,” said Mr. Pingji Lu, China Housing’s Chairman.  “China’s overall economic growth continues to be strong, and in Xi’an, we are seeing double-digit economic growth, as more technology and multinational companies are moving into Xi’an and the surrounding areas.  All these elements have contributed, and we believe will continue to contribute, to our success.”

Financial Results for the 2009 Second Quarter

For the quarter ended June 30, 2009, the Company’s revenues were $22.6 million, an increase of 71.2% year-over-year from $13.2 million in the second quarter last year, and an increase of 63.3% sequentially, from $13.8 million in the first quarter of 2009.  This increase was primarily the result of pre-sales of the JunJing II Phase I project, and represented both an increase in total square meters sold, as well as higher selling price per square meter.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

Total gross floor area (“GFA”) sold were 31,141 sq. meters, as compared to 19,920 sq. meters in the second quarter of the prior year and 20,922 sq. meters in the first quarter of this year.  Selling price per square meter of our current JunJing II Project increased to RMB 4,432 from RMB 4,269 in the first quarter, reflecting increasing strength in the marketplace.

Gross profit for the second quarter of 2009 was US$7.2 million, up 261.9% from $2.0 million in the same period of 2008, and up 66% sequentially from $4.3 million in the first quarter of this year. The gross profit margin for the second quarter was 31.9% compared with 15.0% in the same period last year, and up slightly from the first quarter gross margin of 31.4%. The year-over-year increase in gross margin is primarily due to the use of favorable pricing in the second quarter of 2008 for the initial marketing of the JunJing II project in order to attract market interest and encourage future sales.

Selling, general and administrative (“SG&A”) expenses were US$1.9 million for the second quarter of 2009 compared to US$1.4 million for the second quarter of 2008 and US$1.4 million for the first quarter of 2009. As a percentage of total revenue, SG&A expenses declined year-over-year by approximately 210 basis points to 8.6% compared to 10.7% in the second quarter of 2008 and decreased 1.6% compared to 10.2% in the first quarter of 2009.

Operating income increased 989% to $5.1 million compared to $470,000 in the second quarter of 2008 and increased 76.5% compared to $2.9 million in the first quarter of 2009.

Net loss for the second quarter of 2009 was (US$10.0) million compared to a net income of US$1.1 million in the second quarter of 2008 and net income of $1.9 million in the first quarter of 2009. Diluted losses per share for the second quarter of 2009 was ($0.32), compared to diluted earnings per share of US$0.03 in the second quarter of 2008 and $0.06 in the first quarter of 2009.   Net loss and diluted net loss per share were primarily due to a $13.1 million, or $0.42 per share, non-cash charge associated with the periodic revaluation of derivatives and warrants.  Excluding this charge, net income and earnings per share would have been $3.0 million and $0.10 per diluted share.

As of June 30, 2009, China Housing reported US$10.1 million in cash compared to US$10.6 million at the end of the first quarter of 2009. Total debt was $48.5 million, down from $59.4 million at the end of the 2009 first quarter, as the Company repaid a portion of its $147 million revolving credit line.  Net debt as a percent of total capital was 26.2% at the end of the second quarter of 2009 compared to 29.4% at end of the first quarter of 2009.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

Sequential Quarterly Revenue Breakout Comparison

	Q1 2009			Q2 2009
Project	Revenue Recognized	GFA Sold	ASP	Revenue Recognized	GFA Sold	ASP
	($)	(m2)	(Rmb)	($)	(m2)	(Rmb)
JunJing II Phase One	10,305,262	19,197	4,269	20,020,886	28,367	4,358
JunJing II Phase Two	0	--	--	960,176	2,456	5,283
Puhua Project	0	--	--	0	--	--

Tsining-24G	862,593	750	7,850	1,018,023	630	11,038
JunJing I	1,580,565	642	16,801	(1,018,606)	(788)	8,825
Additional Projects	177,449	403	3,009	200,460	476	2,873

Other Income	918,814	--	--	1,420,979	--	--
Total	13,844,683	20,922	4,756	22,601,919	31,141	4,430
	Q-o-Q change			63.3%	48.8%	(6.85%)

Mr. Lu concluded, “We are thrilled with the response to our three current projects – JunJing II Phases I and II and Puhua – and are moving ahead with additional new developments that we believe will bode well for our future growth.  We believe that we have a strong portfolio of projects in process and a solid pipeline for future revenues.  We believe that our geographic location, combined with our solid balance sheet and experienced management will enable us to continue to benefit from the positive economic and migration trends within China.”

Conference Call Information

China Housing’s management will host an earnings conference call on August 13, 2009 at 8:00 a.m. U.S. Eastern Time. Listeners may access the call by dialing #1-913-312-1469. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through August 20th, by dialing #1-719-457-0820; passcode: 2571094.

About China Housing & Land Development, Inc.
Based in Xi'an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.  The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor
This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

Notes to Unaudited Financial Information

This release contains unaudited financial information which is subject to year end audit adjustments. In addition, we are in the process of conducting further evaluations of our internal control over financial reporting for compliance with the requirements of Section 404 under the Sarbanes-Oxley Act. We make no representation of management’s assessment regarding internal control over financial reporting or include an attestation report of the Company’s independent auditors due to a transition period established by rules of the Securities and Exchange Commission for newly public companies. Adjustments to the financial statements may be identified when the audit work is completed, which could result in significant differences between our audited financial statements and this unaudited financial information.

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
+86  29 8258 2648 in Xi’an
chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86  29.8258.2632 in Xi’an
jinglu@chldinc.com / English and Chinese

Mr. Bill Zima, ICR
+1  203.682.8200 in United States
William.Zima@icrinc.com

Ms. Annie Chen, ICR
+86  10.6599.7966 in Beijing
Annie.Chen@icrinc.com

 (Financial Tables on Following Pages)

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income and Other Comprehensive Income
As of June 30, 2009 and 2008

	3 Months	3 Months
	30-Jun	30-Jun
	2009	2008
	(Unaudited)	(Unaudited)
REVENUE
Sale of properties	$21,180,940	$13,055,230
Other income	1,420,979	189,260

Total revenue	22,601,919	13,244,490

COSTS AND EXPENSES
Cost of properties and land	15,394,470	11,252,721
Selling, general and administrative expenses	1,942,946	1,418,750
Stock based compensation	-	-
Other expense	150,327	103,344
Interest expense	446,899	658,443
Accretion expense on convertible debt	296,164	253,558
Change in fair value of embedded derivatives	5,836,616	(738,999)
Change in fair value of warrants	7,222,727	(946,563)
Total costs and expense	31,290,149	12,001,254

(Loss) income before provision for income taxes and minority interest	(8,688,230)	1,243,236

(Recovery) provision for income taxes	1,347,914	107,357
Net income	(10,036,144)	1,135,879

Less: net loss attributable to non-controlling interest	(145,899)	-

Net income attributable to China Housing & Land Development, Inc.	(9,890,245)	1,135,879

Gain on foreign exchange	51,713	1,735,766

COMPREHENSIVE INCOME	$(9,838,532)	$2,871,645

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	30,932,745	30,143,757

Diluted	30,938,070	30,311,201

EARNINGS PER SHARE
Basic	$(0.32)	$0.04

Diluted	$(0.32)	$0.03

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

Consolidated  Condensed Balance Sheets
As of June 30, 2009 and December 31, 2008

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash	$10,113,600	$37,425,340
Cash - restricted	751,173	805,012
Accounts receivable, net of allowance for doubtful
accounts of $1,001,487 and $1,278,156, respectively	3,860,834	813,122
Other receivables, prepaid expenses and other assets	800,396	446,497
Notes receivable, net	684,959	811,695
Other taxes prepaid	2,286,955	545,979
Real estate held for development or sale	106,219,713	60,650,011
Property and equipment, net	12,975,105	12,391,501
Assets held for sale	14,292,560	14,308,691
Advance to suppliers	689,565	704,275
Deposits on land use rights	26,586,901	47,333,287
Intangible assets, net	41,630,027	46,043,660
Goodwill	815,955	-
Deferred Financing Costs	544,726	622,118
Total assets	222,272,469	222,901,188

LIABILITIES
Accounts payable	$13,729,345	$10,525,158
Advances from customers	10,305,087	9,264,385
Accrued expenses	4,461,524	3,539,842
Payable for acquisition of businesses	7,649,891	8,429,889
Income taxes payable	10,203,902	8,078,709
Other payables	3,145,809	5,183,251
Loans from employees	2,185,880	1,517,039
Loans payable	24,450,236	35,617,442
Deferred tax liability	11,497,938	11,510,915
Warrants liability	7,983,626	1,117,143
Fair value of embedded derivatives	6,472,976	760,398
Convertible debt	14,199,920	13,621,934
Total liabilities	116,286,134	109,166,105

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares	30,948	30,894
issued and outstanding 30,948,340 and 30,893,757, respectively
Additional paid in capital	31,658,301	31,390,750
Common stock subscribed	320,815	-
Statutory reserves	3,696,038	3,541,226
Retained earnings	31,277,536	39,265,062
Accumulated other comprehensive income	10,086,381	10,397,801
Non-controlling interest	28,916,316	29,109,350

Total shareholders' equity	105,986,335	113,735,083

Total liabilities and shareholders' equity	$222,272,469	$222,901,188

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com

Consolidated Condensed Statements of Cash Flows
For The Six Month Periods Ended June 30, 2009 and 2008

	30-Jun	30-Jun
	2009	2008
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(8,180,560)	$1,183,564
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Minority interest in subsidiaries	-	-
Bad debt recovery	(275,265)	-
Depreciation	315,026	183,657
Exchange loss	-	103,344
Gain on disposal of fixed assets	(16,200)	14,844
Gain on income tax settlement	-	-
Amortization of deferred financing costs	77,391	67,367
Change in fair value of warrants	7,055,488	(956,052)
Change in fair value of embedded derivatives	5,712,578	(454,488)
Accretion expense convertible debt	577,986	425,241
Non-cash proceeds from sales	(23,804)	(2,923,177)
(Increase) decrease in assets:
Accounts receivable	(2,689,972)	(1,871,161)
Other taxes prepaid	(1,790,793)
Real estate held for development or sale	(33,922,050)	(14,440,226)
Advance to suppliers	13,738	375,487
Refund (deposit) on land use rights	13,363,368	(1,594,144)
Other receivable prepaid expenses	952,254	233,934
Increase (decrease) in liabilities:
Accounts payable	3,205,445	5,654,551
Advances from customers	922,457	3,869,507
Accrued expense	790,270	902,519
Other payable	(3,191,392)	694,784
Income and other taxes payable	2,031,450	553,396
Net cash provided by (used in) operating activities	$(15,072,585)	$(7,977,053)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	52,887	(2,437,759)
Purchase of buildings, equipment and automobiles	(478,557)	(123,516)
Notes receivable collected	149,549	71,614
Cash acquired in business combinations	519,309	-
Proceed from sale of fixed assets	194,006	858,755
Net cash provided by (used in) investing activities	$437,194	$(1,630,906)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from issuance of convertible debt	-	19,230,370
Investment and advances from minority shareholder	267,605	14,168,119
Loan from bank	(11,127,389)	-
Payments on loans	-	-
Loans to or from employees, net	670,493	(659,605)
Repayment of loan from New Land previous shareholders	(2,553,242)	(3,476,856)
Proceeds from issuance of common stock and warrants	320,815	8,415
Net cash provided by financing activities	$(12,401,718)	$29,270,443

INCREASE IN CASH	(27,037,109)	19,662,484

EFFECTS ON FOREIGN CURRENCY EXCHANGE	(254,631)	752,116

CASH, beginning of year	37,425,340	2,351,015

CASH, end of year	$10,133,600	$22,765,615